Sonendo, Inc. Reports Third Quarter 2021 Financial Results and Issues Full Year 2021 Revenue Guidance

LAGUNA HILLS, CA – December 9, 2021 – Sonendo, Inc. (“Sonendo”), a leading dental technology company and developer of the GentleWave® System, today reported financial results for the quarter ended September 30, 2021.

Recent Highlights

•
Total revenue of $7.9 million for the third quarter of 2021, representing growth of 29% compared to prior year period
•
GentleWave console revenue of $1.8 million for the third quarter 2021, representing growth of 44% compared to prior year period
•
Procedure instrument revenue of $3.7 million for the third quarter 2021, representing growth of 30% compared to prior year period
•
Software revenue of $1.7 million for the third quarter 2021, representing growth of 17% compared to prior year period
•
Completed initial public offering on November 2, raising approximately $84 million in net proceeds
•
Added Carolyn Beaver, Karen McGinnis, Raj Pudipeddi, and Sadie Stern to the Board of Directors
•
Issued 2021 full year total revenue guidance range of $32.0 million to $32.5 million

“We are very pleased with our quarterly results and continue to make great progress on expanding our commercial organization to make GentleWave the standard of care for root canal therapy,” said Bjarne Bergheim, Chief Executive Officer of Sonendo. “Additionally, we are excited about the completion of our IPO and are grateful for the support of the participating investors. Following the IPO, our focus is to invest and expand our commercial infrastructure to penetrate the endodontist channel to make the GentleWave Procedure the standard of care for root canal therapy.”

Third Quarter 2021 Financial Results

Total Revenue was $7.9 million in the third quarter 2021, an increase from $6.1 million in the third quarter 2020. Growth in the quarter was driven primarily by increased utilization among our current install base and increased GentleWave console sales. GentleWave console revenue was $1.8 million in the third quarter 2021, an increase from $1.2 million in the third quarter 2020. Procedure instrument revenue was $3.7 million, compared to $2.8 million in the prior year period. Software revenue was $1.7 million, compared to $1.5 million in the third quarter 2020. As of September 30, GentleWave ending install base was approximately 750 units.

Gross Margin for third quarter was 26.0% compared to 19.6% in the third quarter of 2020. The increase in gross margin was driven primarily by a reduction in inventory charges relating to excess inventory compared to the third quarter 2020 and improved overhead absorption in 2021.

Total operating expenses in the third quarter 2021 were $13.1 million, compared with $10.8 million in the prior year period. The increase was primarily driven by increased sales team hiring and higher General and Administrative costs, primarily legal and accounting. This was slightly offset by lower research and development costs.

Net loss was $12.7 million for the third quarter 2021 compared to $10.6 million in the prior year period.

Cash and cash equivalents as of September 30, 2021, totaled $13.7 million, while long-term borrowings totaled $30.0 million. The company received approximately $84 million of net proceeds from the initial public offering, which closed on November 2, 2021.

2021 Financial Guidance

The fourth quarter is typically Sonendo’s strongest quarter as a large number of endodontists wait to purchase capital equipment to maximize calendar year tax benefits. The Company expects full year 2021 total revenue to be in the range of $32.0 million to $32.5 million.

Webcast and Conference Call Information

Sonendo will host a conference call to discuss the third quarter 2021 financial results after the market close on Thursday, December 9th, 2021 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (844) 200-6205 for domestic callers or (929) 526-1599 for international callers, using access code: 320412. Live audio of the webcast will be available on the “Investors” section of the company’s website at: https://investor.sonendo.com. The webcast will be archived and available for replay for at least 90 days after the event.

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo has developed the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave System can improve the workflow and economics of dental practices. Sonendo is also the parent company of TDO® Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO Software integrates practice management, imaging, referral reporting and CBCT imaging, and offers built-in communication with the GentleWave System.

Forward Looking Statements

In addition to background and historical information, this press release contains “forward-looking statements” based on Sonendo’s current expectations, forecasts and beliefs. These forward-looking statements are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Actual outcomes and results could differ materially due to a number of factors, including the ongoing uncertainty of the impact of the COVID-19 pandemic, as well as COVID recovery impact, on its business. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its public filings with the U.S. Securities and Exchange Commission (SEC), including our prospectus filed with the SEC pursuant to Rule 424(b)(4) on November 1, 2021, the Quarterly Report on Form 10-Q for the period ended September 30, 2021 to be filed with the SEC, as well as any reports that we may file with the SEC in the future. Forward-looking statements contained in this announcement are based on information available to Sonendo as of the date hereof. Sonendo undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Sonendo’s views as of any date subsequent to the date of this press release and should not be relied upon as prediction of future events. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Sonendo.

Investor Contact:

Gilmartin Group

Matt Bacso, CFA

IR@Sonendo.com

SONENDO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,	December 31,
	2021	2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$13,748	$51,722
Accounts receivable, net	1,914	1,934
Inventory	7,236	4,338
Prepaid expenses and other current assets	3,357	901
Total current assets	26,255	58,895
Property and equipment, net	2,527	3,153
Operating lease right-of-use assets	2,943	3,308
Intangible assets, net	3,122	2,208
Goodwill	8,454	8,454
Other assets	115	123
Total assets	$43,416	$76,141
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,987	$1,930
Accrued expenses	4,476	3,247
Accrued compensation	3,391	3,714
Operating lease liabilities	935	802
Term loan	—	28,352
Other current liabilities	2,009	2,756
Total current liabilities	12,798	40,801
Warrant liabilities	4,225	1,914
Operating lease liabilities, net of current	1,964	2,449
Term loan, net of current	26,374	—
Forward obligation	3,300	2,750
Other liabilities	469	776
Total liabilities	49,130	48,690
Commitments and contingencies (Note 8)
Convertible preferred stock	281,342	281,342
Stockholders’ deficit:
Common stock	2	2
Additional paid-in-capital	11,326	9,703
Accumulated deficit	(298,333)	(263,545)
	(287,005)	(253,840)
Less: Treasury stock	(51)	(51)
Total stockholders’ deficit	(287,056)	(253,891)
Total liabilities, convertible preferred stock and stockholders’ deficit	$43,416	$76,141

SONENDO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF

OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Product revenue	$6,186	$4,675	$18,166	$10,690
Software revenue	1,701	1,457	5,140	3,990
Total revenue	7,887	6,132	23,306	14,680
Cost of sales	5,838	4,931	17,422	12,550
Gross profit	2,049	1,201	5,884	2,130
Operating expenses:
Selling, general and administrative	8,495	5,802	22,400	19,423
Research and development	4,633	4,920	14,310	14,551
Change in fair value of contingent earnout	19	30	12	(478)
Total operating expenses	13,147	10,752	36,722	33,496
Loss from operations	(11,098)	(9,551)	(30,838)	(31,366)
Other income (expense), net:
Interest and financing cost, net	(1,076)	(1,080)	(3,224)	(2,877)
Change in fair value of warrant liabilities	(159)	38	(176)	105
Change in fair value of forward obligation	(400)	—	(550)	—
Loss before income tax benefit	(12,733)	(10,593)	(34,788)	(34,138)
Net loss and comprehensive loss	$(12,733)	$(10,593)	$(34,788)	$(34,138)
Net loss per share attributable to common stock – basic and diluted	$(10.33)	$(8.84)	$(28.54)	$(28.58)
Weighted-average shares used in computing net loss per share attributable to common stock – basic and diluted	1,232,921	1,197,919	1,218,815	1,194,562